Exhibit 99.1

Investor Contact:                                              Media Contact:
Kiley Fleming                                                  Karen Moss
(615) 855-5525                                                (615) 855-5210

JANUARY 14, 2002 CONFERENCE CALL SCRIPT


Operator Opening Statement:
---------------------------


Good evening ladies and gentlemen, and thank you for participating in today's conference call with Dollar General Corporation. We would like to inform you that this call is being taped by WorldCom Conferencing and CCBN. Federal law dictates that no other individual or entity will be allowed to record or rebroadcast this session without permission from the Company. After a prepared statement by the Company, we will open the conference call for questions from the audience.


Beginning today's meeting is Mr. Larry Wilcher, Corporate Secretary and General Counsel of Dollar General Corporation. Sir, you may begin when ready.

Larry Wilcher
-------------


Good afternoon. Our comments during this conference call will contain historical and forward looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities, including its ability to refinance or replace such facilities on favorable terms at the maturity thereof; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the results of the Company's restatement and audit process; and the impact of the litigation and regulatory proceedings related to the restatement of the Company's financial statements, including the funding of the settlement of such litigation and the

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risk that the conditions to the effectiveness of such settlements, including the results of the plaintiffs' confirmatory discovery and the approval by the courts, may not be realized.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

Now, I would like to introduce our chairman and CEO, Cal Turner.

Cal Turner
----------


It's been a long time since I've been able to report to you on Dollar General's results and prospects. Since April 30, when we first announced that we would have to restate our financials, we have been in a "quiet period" while we have studied the events and transactions that gave rise to the need to restate our financials. Throughout that period, you've stood by our side and I thank you for your patience.

While we have been "quiet" since April, much has been happening at Dollar General and today, at last, we can review for you how we have emerged as a better and stronger company.

First, our business remains vibrant, our prospects sound.

Second, our restatement is complete and our financial reports and future guidance will proceed from a firm footing.

Third, we are enhancing our internal compliance and accounting control environment, to be implemented by a new financial team reporting directly to our Audit Committee, both to be monitored by our outside directors, who will play an even greater role in overseeing the management of our business. Also, we have new independent accountants who will review our quarterly results and report annually on our financials.

Finally, we're bringing this "quiet period" to a close with settlements of our outstanding restated related litigation.

From now on, we can focus enthusiastically on stocking and selling our value merchandise in an increasing number of Dollar General stores. Our deserving customers need what we do and we intend to keep doing it better!

Where am I in all of this? Well, clearly this ship faltered while I was at the helm. But it has been righted. We are on course, and in the end we have all learned a valuable lesson. For me that lesson is that vigilance in financial

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reporting means creating a tone at the top of the company that demands compliance with both the letter and the spirit of the rules.


Most importantly, doing so is completely consistent with the values upon which this company was founded and which were entrusted to me by my father, our founder, Cal Turner, Sr.

Today, I re-commit to each of you that Dollar General will deliver complete and accurate disclosure of its results and prospects. This is the only approach that is consistent with the way that Dollar General has always sought to conduct conducted its affairs.

On April 30, Dollar General announced that it had initiated a process that would lead to the restatement of its previously reported financial results. That process was conducted under the full oversight of the Board's independent audit committee as part of their vital role in monitoring the Company's financial reporting. For me personally, the need to undertake this process is was the biggest surprise and most jolting disappointment of my thirty-six years with the company. However, the entire management team joined me in solid determination to prove that our Dollar General values are not merely "feel good" words----that we do in fact have "a living commitment to moral integrity." And that quote comes from the first statement of the values card of Dollar General.

As Chairman of our company, I have insisted on thoroughness and integrity in the restatement process. Jim Hagan, our new Chief Financial Officer, spearheaded management's hard work with the assistance of the finest possible accounting and legal experts.

Shortly after the arrival of Don Shaffer as our new President and Chief Operating Officer, and upon my recommendation, the Board of Dollar General restructured our financial reporting lines. Now, Don Shaffer is the most senior company officer responsible for financial reporting. It was important to me that, following the restatement process, corporate financial reporting at Dollar General be under the direction and control of brand new management. With board support, I have positioned Jim Hagan, our new CFO, to report to Don Shaffer, COO, on financial reporting issues, and Don in turn reports on these matters to the audit committee of our board of directors.

Now I believe some comment on the ambitious strategy undertaken by Dollar General will be helpful to your understanding. Our company has opened more retail stores per year than almost any other retailer ever! From 1996-2001, we opened 3,306 stores or approximately 60% of our current store base. Not only that, but we have undertaken the new strategy of becoming a customer driven distributor of consumable basics which has exacted stringent demands on the infrastructure of the company. We have positioned good people whose implementation was to have been guided by our well-articulated values. Indeed they have implemented this new strategy well, and I'm proud of them.

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Our strategy is right; our niche is compelling, especially in the current economic environment, and our employees are more excited than ever about our prospects.

Throughout all, our company values have endured. The good people of Dollar General will serve as good stewards of the profitable growth first mentioned in our initial annual report to shareholders in 1968. As a solid case in point, I cite our impressive results in this most recent, trying year!

Support of that result also lies in recently undertaken enhancements of controls and corporate compliance. Management is fully behind these and is mindful of the aggressive monitoring of our very strong and independent board of directors.

I now acknowledge the fine leadership of Jim Hagan, our CFO, and Don Shaffer, our president and chief operating officer. Jim will now report the numbers and Don will provide an operations update later.


Jim Hagan
---------


Thank you Cal.

This afternoon we filed with the SEC our restated financial statements for fiscal years 2000, 1999 and 1998, and three quarters of results for the current 2001 fiscal year. We also announced the settlement, subject to certain conditions which we'll discuss later in this call, of the securities class action and shareholder derivative lawsuits that were filed against the Company relating to the restatement. The restatement of the three-year period of 2000 thru 1998 has resulted in a reduction in the diluted earnings per share for those three years of $0.30, not including the litigation settlement expense. The $0.30 breaks down by individual year as follows: 2000 was reduced by $0.11, from $0.62 to $0.51, 1999 was reduced by $0.10, from $0.65 to $0.55, and 1998 was reduced by $0.09, from $0.54 to $0.45. Additionally, the Company recorded a pre-tax charge of $162 million in 2000 to reflect the settlement of the class action and derivative lawsuits. On an after-tax basis that equates to an additional reduction in earnings per share in 2000 of $0.30, which further reduces the restated EPS for 2000 from $0.51 to $0.21.

Obviously, the $0.30 restatement - related EPS reduction over the three-year period is more than the $0.07 reduction that we originally estimated back on April 30. The difference between the two numbers is that the $0.07 was calculated after a preliminary assessment of the accounting issues identified at that time. We've now completed an exhaustive eight-month process which involved both a more comprehensive analysis of the original issues, and the identification of some additional issues that were not included in the original $0.07 estimate.

We ultimately identified numerous individual issues for restatement. These issues can be broken down into four broad categories. The first category is items impacting the cost of goods sold that were recorded incorrectly and/or which reflect more accurate estimates. Items in this category reduced EPS by


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approximately $0.05 during the three-year period. The second category is selling, general and administrative expenses that were either incurred but not accrued, or recorded incorrectly. Items in this category reduced EPS by approximately $0.11 during the three-year period. The third category is additional interest expense required as a result of restating certain operating leases as capital leases and financing obligations and the addition of capital lease and financing obligation liabilities to the Company's balance sheet. Items in this category reduced EPS by between $0.11 and $0.12 during the three-year period. The fourth and final category is changes to the Company's income tax provision to correctly apply GAAP standards to certain tax computations. Items in this category reduced EPS by between $0.02 and $0.03 during the three-year period. Our 10K, which we filed today, provides some examples of the types of individual issues that fall into each of these broad categories.
I should also mention three of the more significant restatement-related adjustments to our balance sheets. The first two are the reclassification of our synthetic leases and certain of our distribution center leases to capital leases or financing obligations which together has resulted in our adding $511.1 million in liabilities to our February 2, 2001 balance sheet.

The third issue with a significant impact on our balance sheet is the reclassification of $116 million of inventory at February 2, 2001 to non-current assets. The reason for this is that we prepared a balance sheet for February 2, 2001, 10 months after the fact, and we therefore had the advantage of possessing hindsight information about what should have been on the balance sheet at that time. Utilizing this hindsight information, we now know that we had inventory at February 2, 2001 that we don't think will be sold until sometime in 2002, which is more than one year beyond the balance sheet date. Therefore, this inventory must be classified as a non-current asset.

Let me shift gears for a moment now and try to respond to some of the more commonly asked questions that we've received during this process.

Let me start with why has this process taken so long? I think there are four reasons why this process took more than eight months and let me give them to you in order of magnitude:

First, I'm told that some restatements involve the correction of only a handful of big dollar issues. In the case of our restatement, we were faced with numerous relatively small dollar issues, the analysis of which was very time intensive.

Second, I was new to my job as CFO as is our current controller, Bob Lewis. Some of the key members of our accounting department were also new to their jobs.

Third, the fact that we terminated our incumbent auditor, Deloitte & Touche, in September, added time, and a level of complexity to the process. Along those same lines, the fact that PricewaterhouseCoopers at first agreed, and then later declined, to become our auditor due to an undisclosed conflict probably added a few weeks to our overall process.


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Fourth and finally, members of the Company's financial department assisted
Arthur Andersen with their independent review of the restatement issues on behalf of the Company's audit committee, and this took time away from the preparation of the restated financial statements in the early days of this process.

What steps has the company taken to ensure that we don't go through a process like this again? The Audit Committee of the Company's board has made a series of recommendations regarding our accounting controls and policies which management has adopted and is in the process of implementing. Examples of these recommendations include: enforcing accurate and disciplined account reconciliation practices, revising certain supervisory roles and spans of responsibilities within the financial function, hiring some additional experienced individuals for our accounting department, improving the overall training of our finance and accounting department, and the review of all key accounting processes for adequate controls over relevant quality characteristics. There are more recommendations but I'd say these are some of the key ones. I should also add that the company has recently filled two key financial positions with excellent individuals. Bob Lewis has joined us as Vice President and Controller. Bob spent approximately 17 years with the Claire's organization which is a New York Stock Exchange traded retailer with about a billion dollars in sales with very similar characteristics to Dollar General. Bob was the Controller of Claire's for over 10 years. Jim Miller has joined us as Senior Director of Taxation. Jim comes to us from KPMG where he was a Senior Tax Manager.

In addition to the internal controls recommendations, the audit committee also made a series of personnel recommendations which management has implemented. However, given the sensitive nature of our ongoing litigation and the SEC investigation, it's not appropriate for the Company to comment specifically on those personnel recommendations at this time.

Two other commonly asked questions have been: did the company uncover any instances of fraud in this process and how did these issues first come to management's attention? Even though we announced the settlement today of the securities class action and shareholder derivative lawsuits, they remain outstanding until final court approval. We also are cooperating with an SEC investigation. We think it makes sense for the Company to defer responding to those questions until the various legal proceedings have been concluded.

Now on to hopefully a more pleasant subject, which is our 2001 fiscal year results. For the first quarter ended May 4, 2001, we reported $0.11 of diluted earnings per share versus $0.09 in the prior year. Our net income increased to $36.2 million versus $29.3 million in the prior year, an increase of 23.5%. In the second quarter, which concluded on August 3, 2001, we reported $0.08 in diluted earnings per share for both this year and last year. Our net income decreased by 2.5% to $27.1 million from $27.8 million last year. Please note that in the second quarter of this year, we incurred $8.7 million of restatement


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related fees, most of which were professional fees. Those fees were included in the numbers I just gave to you. If you exclude the impact of the professional fees from this year's second quarter results, the company would have reported $0.10 in EPS and $32.5 million in net income for an increase in net income of 17.1%, over the prior year.

For the third quarter, which concluded on November 2, 2001, we reported $0.14 of diluted earnings per share for both the current and prior year. Net income was $46.7 million which was an increase of 2.4% over the prior years number of $45.7 million. We recorded $9.3 million in restatement related expenses during this year's third quarter. Excluding those fees, we would have reported $52.6 million in net income and $0.16 of diluted earnings per share which equates to an increase in net income of 15.1% over the prior year.

For the 39 weeks ended November 2, 2001, we reported $110.1 million in net income and $0.33 in earnings per share versus $102.8 million and $0.31 in the prior year. During the 39 weeks we recorded $18.3 million in restatement related fees. Excluding those restatement related fees net income would have increased by 18.2% to $121.5 million and earnings per share would have been $0.36. In terms of the components of our income statement, sales for the 39-week period were $3.74 billion versus $3.11 billion in the prior year, an increase of 20.2%. Our gross margin rate to sales was 27.7%, versus 28.0% in the prior year. The reduction in the gross margin rate was due primarily to the continued shift in our sales to lower margin consumable basic merchandise. SG&A expenses were 22.0% of sales versus 21.6% in the prior year. If you exclude the restatement related expenses, SG&A expense in the current year was 21.5% of sales. Interest expense was $35.0 million in the current year versus $35.5 million in the prior year. The company's effective tax rate was 37.4% versus 37.3% in the prior year. We've spent $100.2 million in cap x during the first 39 weeks of this year versus $193.3 million in cap x in the prior year.

Last year's cap ex number is higher than this years primarily due to construction costs for two new distribution centers and expenditures for new stores and relocations that were developed with the company's funds. The company has not spent a significant amount of money on similar types of projects in the current year. Our balance sheet cash at November 2, 2001 was $74.8 million and our total balance sheet debt was $738.3 million at November 2, 2001.

Let me conclude with a couple of housekeeping items. The company is currently working on its forecast for the balance of 2001 and its plan for the 2002 fiscal year. We had hoped to provide today some solid guidance for our fourth quarter earnings. As a general rule, we won't provide guidance unless we've devoted some quality time to the development of well-conceived estimates. Unfortunately, all of our efforts over the last few weeks have been directed at finalizing the restatement, and we did not have the time to produce thoughtful guidance. I will tell you though that our current plans call for us to open approximately 600 stores next year and we estimate that we will conclude this year with approximately 5,550 stores. We are currently planning to release our earnings


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for our fiscal year 2001 on Monday, March 18. We also intend to hold an analyst meeting here in Nashville before participating in any conferences. We have tentatively chosen March 26 for that meeting, and we will share more details with you later.

I'm now going to turn the conversation back over to our general council, Larry Wilcher, who is going to take you through the mechanics of the litigation settlement.

Larry Wilcher
-------------

I will report to you on the resolution of the securities class action and shareholder derivative litigation that was spawned by the restatement. I will also report on the progress of the Securities & Exchange Commission's review of the events that gave rise to the restatement.

Following the April 30 announcement that Dollar General intended to restate its prior period financials, over twenty securities class action lawsuits were filed in federal courts. Those lawsuits sought substantial damages on behalf of investors who claimed losses resulting from the drop in Dollar General's share price.

All of those actions were consolidated before a federal judge in Nashville and two state pension plans were named as lead plaintiffs by the court. As we reported earlier today, Dollar General and its officers and directors have now resolved the consolidated class action. The Company will make a cash payment capped at $162 million to the shareholder class. Based on a review of settlements in other securities class actions of comparable sweep, this settlement seems to be "at market" or well within the range of reasonableness.

In addition, it has undertaken to adopt certain policies and practices to enhance its corporate governance environment to conform to the standards demanded today of public companies by regulators, stock exchanges and institutional investors.

Also following the April 30 announcement, six shareholder derivative lawsuits in Tennessee state courts and two additional lawsuits were filed in the federal courts. These suits demanded that responsible Company officials and advisors be held accountable for alleged fiduciary breaches arising in connection with the restatement. In the state cases, the Tennessee court appointed lead plaintiffs to coordinate the prosecution of the lawsuits and stayed all of the remaining state cases. The federal cases were stayed by agreement of the parties.

As we reported earlier, the Company has also settled the lead shareholder derivative lawsuit for a cash payment derived from the proceeds of the Company's D&O policies, net of payment of the plaintiffs' attorneys fees and corporate governance enhancements that parallel those agreed to in the class action settlement.

In connection with the resolution of the class action and shareholder derivative actions, the Company's directors and officers insurance carriers will pay $36 million. Of that amount approximately $24.8 million will be received by the Company in connection with the resolution of the shareholder derivative actions and $4.5 million in connection with the class action settlement. The difference of approximately $6.8 million will be paid in attorneys' fees to the lead plaintiffs in the shareholder derivative action. Both the class action and the shareholder derivative action, of course, are subject to confirmatory discovery and approval of the courts overseeing the cases. We expect that the matters will be successfully resolved.

The SEC's inquiry into the events that gave rise to the restatement is continuing. The Company is cooperating with the SEC.

I now introduce our president and chief operating officer, Don Shaffer.


Don Shaffer
-----------

Good evening and thanks for staying this evening to discuss our restatement and our performance for the first three quarters of 2001. As most of you know, I joined the company on May 14. Because of the restatement, we have not had the opportunity to talk about our performance. I would like to take a few minutes and bring you up to date on a number of initiatives that are either already underway or planned for 2002 that position the company for revenue and profit growth.

First, let's talk about the new store program for 2001 and 2002. In 2001, we opened 602 new stores, relocated 70 and closed 62. We entered two new states, New Jersey and New York, and opened a total of 57 stores in those states. We will close the year with approximately 5,550 stores in 27 states being served by 7 distribution centers that I will discuss in more detail later.

As Jim mentioned earlier, our plans for 2002 are to open approximately 600 stores in our existing 27 states, and we are well along in securing locations for these stores. While there are no definitive plans regarding specific store relocations, we expect to relocate approximately 75 stores in 2002. Regarding store closings, we continue to review under-performing locations and will make decisions as the year progresses.

For better service to all stores we added an additional distribution center in Zanesville, Ohio in 2001. The facility opened in April and is now servicing 737 stores in an eight state area. With the addition of Zanesville, we now have seven distribution centers. The net addition of approximately 540 stores in 2002 will allow us to leverage our existing distribution infrastructure and will provide an opportunity to reduce our distribution to sales ratio. While we have no new distribution centers planned for 2002, we do plan to install dual sortation equipment in our Fulton, Missouri center to increase the productivity capacity of this facility from approximately 9,000 cases per hour to


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approximately 14,000 cases per hour. Our new centers in Alachua, Florida and
Zanesville, Ohio already have dual sortation equipment.

Turning to technology advancements for a moment, we started the installation of IBM terminals in our retail stores in 2000, and now have them fully implemented in about 4800 stores. We will complete this installation in June of this year. These new terminals provide a number of benefits to the company including; improved customer service with more rapid sales transactions, an easy to use system that requires minimal training, reliable and accurate sales capture for use in inventory allocation and replenishment, and a more reliable system, less prone to down time and costly maintenance than the equipment it replaces.

Another technology advancement started in 2001 is the installation of a VSAT network to all of our stores and distribution centers. This is a satellite communications network with the primary site at our Goodlettsville office complex. At year-end we will have over 2500 stores on the system, and current plans call for the completion in all stores by June of this year. This system provides us with many advantages including, the ability to communicate with the stores at any time during the day as opposed to once nightly with the dial up network it replaces. The VSAT system also enables us to take at least one day out of the replenishment cycle with a more reliable order retrieval system and reduces our check authorization transaction time from 30 seconds down to 3 seconds. There are a number of other enhancements this system can provide, with proper upgrades, once we complete the initial installation. Some of these include a method to distribute reports to stores electronically vs. paper thereby speeding up the process and reducing the cost; broadcast videos to stores for training; enable stores to provide information to headquarters for things such as setting up new employees on the payroll system, etc.

Another initiative, and to me one of the most exciting, is the move toward a perpetual inventory processes for all stores that provides inventory information on every SKU in every store. In 2001 we completed this SKU level inventory in approximately 500 stores, and we currently plan to have all of our stores on this process by the end of September of this year. This change gives us the ability to know what product, by SKU, we have in each store. With this information we can be more effective in purchasing and shipping product to stores based on sales history and actual in-stock position. This process should improve our in-stock position resulting in increased sales while at the same time reducing our overall inventory levels, thus improving inventory turn.

As most of you know, approximately 70% of our product is classified as core product that is replenished through a store ordering process while the other 30% is automatically shipped from the distribution centers based on estimates from the replenishment department. With the 70% core product, the store places orders through a hand-held device that is then downloaded to the servicing distribution center for replenishment. In the past there was no sales history available for the store employee to review as they placed their orders. We are currently in the process of providing the last five weeks of sales history by product by store into the hand held device for store review as they place their orders. As


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stores have gone live on this process we have received very positive comments from store managers regarding their ability to do a better job of ordering. Again we would expect to see a better in-stock position from this enhanced inventory management process that should translate into improved sales in the future.

As you move forward with the perpetual inventory process, the information we have available will provide the opportunity to automatically replenish product and reduce the time stores currently spend on the ordering process. We anticipate testing some automatic replenishment programs in 2002 and based on the success of those tests we should be in a position to roll out some automatic replenishment programs late in 2002 or early in 2003.

In addition to store operations and distribution initiatives, we added a number of talented individuals to our strong management ranks in 2001. Jim Hagan introduced two of them to you earlier, and there is another person I would like to introduce at this time.

Jim Brigham has been hired to fill the newly created position of senior director of internal audit. Jim is both a CPA and a certified internal auditor with an extensive background in both public accounting and private industry, most recently serving as the vice president business services for Borders Group, Inc. Prior to that position Jim was the controller for Borders Books and Music and prior to that served as director of internal audit for the Kmart Specialty Retail Group. Jim is a great addition to the Dollar General Corporation.

Turning briefly to our performance for the first three quarters of 2001, Jim Hagan has covered the numbers that showed we had strong revenue growth and a year over year profit improvement of over 18% before restatement expense. We have already released our revenue increase numbers for November and December and Kiley Fleming has provided revenue guidance for January. All of those revenue growth numbers appear to be near the top of our industry. I think it's important for you to understand the merchandise areas that have been the major contributors to this revenue growth.

In our four merchandise categories of highly consumables, basic household, basic clothing and seasonal, our largest dollar increase was in highly consumables, which is also our largest category. This category had a strong double digit increase during this period led by home cleaning, candy and snacks, paper products and food.

Another category with a strong double-digit increase was seasonal. This category was led by the toy group. Our basic clothing category had a strong single digit increase led by the infant and toddler girls category. However I believe the apparel category suffered, as has all weather related product, as a result of the unusually mild fall and winter across much of the nation.

I am sure many of you have asked yourselves if we have been paying attention to the business during the restatement process. I believe you can answer that question by looking at the revenue and profit numbers and know that, while the restatement process has been long and time consuming, it has not lessened our


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drive for revenue and profit growth.

I am personally excited about our prospects for the future and look forward to being part of that future. I also look forward to working with all of you in the years ahead. Now I turn the comments over to Larry Wilcher.


Larry Wilcher
-------------

We are now ready to begin Q & A session. Please be aware that our ongoing litigation and the SEC investigation limit our ability to answer questions regarding certain topics.

These limitations apply to such topics as identifying individuals involved in the issues which resulted in the restatement, how these issues came to the company's attention, the employment status of specific individuals, any remedial employment action taken by the company, and the role of our former auditors in connection with the accounting issues which resulted in the restatement.

In addition it is the Company's policy not to comment on personnel matters. Operator, we're ready for the first question.


[Q & A Session]